UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 3, 2016 (November 3, 2016)

TRONOX LIMITED
(Exact name of registrant as specified in its charter)

Western Australia, Australia	001-35573	98-1026700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

263 Tresser Boulevard, Suite 1100	Lot 22 Mason Road
Stamford, Connecticut 06901	Kwinana Beach, WA 6167 Australia

(Address of principal executive offices, including zip code)

(203) 705-3800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

(a) The Special General Meeting of All Shareholders (the “General Meeting”) of Tronox Limited (the “Company” or “our”) was held on November 3, 2016 at 10:00 a.m. U.S. Eastern Daylight Time.

At the General Meeting, shareholders voted in favor of (i) Proposal 1, an amendment to the Company’s Constitution adopting majority voting in non-contested Class A director elections (“Proposal 1”) and (ii) Proposal 2, amendments to the Company’s constitution relating to the Chief Executive Officer’s role as a director.

The final voting results for each of these proposals are as follows:

Proposal 1. To approve an amendment to the Company’s Constitution adopting majority voting in non-contested Class A director elections. This proposal received the required affirmative vote of holders of a majority of the votes attached to all voting shares and by at least 75% of the votes cast at the General Meeting.

Votes For	Votes Against	Abstentions
104,156,644	284,398	34,610

Proposal 2. To approve amendments to the Company’s Constitution relating to the Chief Executive Officer’s role as a director. This proposal received the required affirmative vote of holders of a majority of the votes attached to all voting shares and by at least 75% of the votes cast at the General Meeting, and thus, was approved.

Votes For	Votes Against	Abstentions
103,839,340	596,064	40,248

(b) The Special Class A Shareholders Meeting (the “Class A Shareholders Meeting”) of the Company was held on November 3, 2016 at 10:30 a.m. U.S. Eastern Daylight Time. At the Class A Shareholders Meeting, the Class A shareholders voted in favor of Proposal 1.

Proposal 1. To approve an amendment to the Company’s Constitution adopting majority voting in non-contested Class A director elections. This proposal received the required 80% of the votes attached to all issued Class A shares at the Class A Shareholders Meeting, and thus, was approved.

The final voting results for Proposal 1 was as follows:

Votes For	Votes Against	Abstentions
53,115,027	294,350	82,604

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRONOX LIMITED

By: /s/ Richard L. Muglia
Date: November 3, 2016	Name: Richard L. Muglia
Title: Senior Vice President, General Counsel and Secretary